Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR FULL-YEAR AND

FOURTH QUARTER 2016

- Full Year Total Revenues Increased 4.1% to $717.5 Million -

- Market Share Expanded in a Slowing Transaction Market -

CALABASAS, Calif., March 9, 2017 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the fourth quarter and full year ended December 31, 2016.

Full Year 2016 Highlights Compared to Full Year 2015

•	Total revenues grew by 4.1% to $717.5 million

•	The total number of brokerage transactions increased 2.3% with the Private Client Market segment growing 3.6%

•	Brokerage commissions in the Private Client Market segment increased 1.9% to $447.4 million and accounted for 67.6% of total brokerage commissions

•	Brokerage commissions in the Larger Transaction Market segment increased by 32.0% to $97.1 million while the number of brokerage transactions increased 29.7% in this market segment

•	Total revenues, the number of transactions, sales volume and sales force numbers set new Company records

Fourth Quarter 2016 Highlights Compared to Fourth Quarter 2015

•	Total revenues decreased by 6.9% to $189.2 million, a challenging comparison to out-sized growth in the fourth quarter of 2015. The decrease related in part to the rise in interest rates following the outcome of the presidential election

•	Brokerage commissions in the Private Client Market segment decreased 9.6% to $116.9 million and accounted for 67.7% of total brokerage commissions

•	Private Client Market segment transactions declined by 7.0% compared to an estimated decline of 15.0% in market sales transactions as reported by third-party sources, indicating market share gains

•	Brokerage commissions in the Larger Transaction Market segment increased by 15.1% to $25.3 million while the number of brokerage transactions increased 15.8% in this market segment

“2016 was a year of transition in the marketplace. Our team’s experience and steadfast focus on client results enabled us to help investors navigate a changing environment while gaining market share,” said Hessam Nadji, president and CEO. “The fourth quarter was particularly challenging as the post-election jump in interest rates resulted in re-pricing of many pending transactions, especially smaller, private client deals, which typically have higher debt ratios. We also saw a wait-and-see stance anticipating the Trump administration’s tax reform, regulatory easing and economic initiatives. Beyond these headwinds, healthy property fundamentals and favorable investor demographics, coupled with the administration’s proposals, bode well for the real estate market and generating more activity once policy clarity emerges,” he added.

“As with many market shifts and changes throughout our 46-year history, MMI remains focused on long-term growth in a large and fragmented marketplace through an unwavering emphasis on client service, share gains and strengthening our platform. Last year’s investments in infrastructure, proprietary brokerage technology and salesforce expansion reflect this commitment,” he continued.

“We believe these investments combined with the our leading brand and highly specialized salesforce will continue to be the winning formula for maximizing and preserving wealth for clients in a fluid market and creating long-term value for our shareholders,” he concluded.

Full Year 2016 Results Compared to Full Year 2015

Total revenues for the year ended December 31, 2016 were $717.5 million, compared to $689.1 million for the same period in the prior year, increasing by 4.1%. Total operating expenses for the year ended December 31, 2016 were up 6.4% to $610.9 million compared to $574.4 million for the same period in the prior year. Cost of services as a percent of total revenues rose by 60 basis points to 62.0%, compared to 61.4% for the same period in the prior year. Net income for the year ended December 31, 2016 was $64.7 million, or $1.66 (basic and diluted) per common share, compared with net income of $66.4 million, or $1.71 (basic) and $1.69 (diluted) per common share, for the same period in the prior year. Adjusted EBITDA for the year ended December 31, 2016, decreased by 4.7% to $118.3 million, from $124.1 million for the same period in the prior year. As of December 31, 2016, the Company had 1,737 investment sales and financing professionals.

Fourth Quarter 2016 Results Compared to Fourth Quarter 2015

Total revenues for the fourth quarter of 2016 were $189.2 million, compared to $203.2 million for the same period in the prior year, decreasing by 6.9%. The reduction in total revenues was primarily driven by the decrease in real estate brokerage commissions, which declined by 7.2% to $172.7 million. This reduction in brokerage commissions was primarily due to a decrease in number of transactions and average commission fee percentage. The average commission fee percentage decrease was driven by the rise in the proportion of larger transactions, which generally earn a lower commission rate.

Total operating expenses for the fourth quarter of 2016 decreased by 4.7% to $161.3 million, compared to $169.2 million for the same period in the prior year. The decrease was primarily driven by a 6.2% reduction in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation related costs in connection with our financing activities. Cost of services as a percent of total revenues rose by 50 basis points to 64.3% compared to the same period in the prior year. This was primarily due to an increase in the proportion of transactions closed by our more senior investment sales professionals, who are generally compensated at higher commission rates.

Selling, general and administrative expense for the fourth quarter of 2016 decreased by 0.7% to $38.4 million, compared to $38.6 million for same period in the prior year. The decrease was primarily due to lower management performance-based compensation partially offset by the increase in (i) sales and promotional marketing expenses to support additional sales activity; (ii) stock-based compensation expense due to variability in our stock price; (iii) expansion of existing offices; (iv) legal costs and (v) other selling, general and administrative expenses.

Net income for the fourth quarter of 2016 was $17.2 million, or $0.44 per common share (basic and diluted), compared to net income of $19.9 million, or $0.51 per common share (basic and diluted), for the same period in the prior year. Adjusted EBITDA for the fourth quarter of 2016 was $31.3 million compared to adjusted EBITDA of $35.3 million for the same period in the prior year.

Business Outlook

We believe that we are well positioned to gain market share by leveraging a number of factors, including our leading national brand predominantly within the Private Client Market segment and specialty groups, experienced management team, infrastructure investments and proprietary technology. The size and fragmentation of the Private Client Market segment, in particular, continues to offer long-term growth opportunities with top ten brokers making up only 24% market share. This market segment consistently accounts for over 80% of commercial property sales transactions and 60% of the commission pool. The Company’s growth plan also includes further expansion into various specialty property types such as hospitality, self-storage, seniors housing and the Larger Transaction Market segment, as well as expansion of its financing division, Marcus & Millichap Capital Corporation.

Key factors likely to influence the Company’s business in 2017:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales in the short to mid-term driven by a maturing cycle, rising interest rates, uncertainty related to the outcome and timing of proposed tax reform, financial regulation and economic initiatives

•	Possible boost to investor sentiment and sales activity upon clarity on tax policy, regulatory easing and proposed economic initiatives (such as infrastructure spending and more job creation which increases real estate demand)

•	Experienced agents’ larger share of revenue production in a more challenging market environment resulting in a higher average commission pay-out

•	Volatility of the Company’s Larger Transaction Market segment

These factors, in addition to the business’s typical transaction closing date variability, highlight the importance of viewing the Company’s business through a long-term, at least annual perspective. First quarter 2017 year-over-year comparisons will be challenging in light of the exceptionally strong trends in the first quarter of 2016 in contrast to current, short-term market conditions including the impact of increasing interest rates. In addition, the Company’s strategic increase in investments in infrastructure and systems improvement are ongoing to position the firm for long-term growth. Expense leveraging is not expected until late 2017-2018.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, March 9, 2017, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, March 23, 2017, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13654809.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2016, the Company had over 1,700 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 8,995 transactions in 2016, with a sales volume of approximately $42.3 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2017 and beyond and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers, investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	our ability to execute our succession plan successfully;

•	changes in tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Real estate brokerage commissions	$172,743	$186,218	$662,220	$632,574
Financing fees	12,665	12,512	43,444	42,558
Other revenues	3,749	4,426	11,786	13,923

Total revenues	189,157	203,156	717,450	689,055

Operating expenses:
Cost of services	121,637	129,664	444,768	423,389
Selling, general, and administrative expense	38,391	38,646	161,794	147,710
Depreciation and amortization expense	1,223	916	4,387	3,305

Total operating expenses	161,251	169,226	610,949	574,404

Operating income	27,906	33,930	106,501	114,651
Other income (expense), net	567	420	2,134	443
Interest expense	(378)	(377)	(1,533)	(1,726)

Income before provision for income taxes	28,095	33,973	107,102	113,368
Provision for income taxes	10,921	14,024	42,445	47,018

Net income	17,174	19,949	64,657	66,350
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities, net of tax of $(487), $(235), $197 and $(394) for the three months ended December 31, 2016, and 2015 and the years ended December 31, 2016 and 2015, respectively	(737)	(343)	313	(592)
Foreign currency translation gain (loss), net of tax of $0, $(316), $0 and $(90) for the three months ended December 31, 2016, and 2015 and the years ended December 31, 2016 and 2015, respectively	8	529	40	890

Total other comprehensive (loss) income	(729)	186	353	298

Comprehensive income	$16,445	$20,135	$65,010	$66,648

Earnings per share:
Basic	$0.44	$0.51	$1.66	$1.71
Diluted	$0.44	$0.51	$1.66	$1.69
Weighted average common shares outstanding:
Basic	38,843	38,788	38,899	38,848
Diluted	39,079	39,132	39,035	39,162

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $10.9 billion for the three months ended December 31, 2016, encompassing 2,309 transactions consisting of $8.3 billion for real estate brokerage (1,671 transactions), $1.4 billion for financing (441 transactions) and $1.2 billion in other transactions, including consulting and advisory services (197 transactions). Total sales volume was $42.3 billion for the year ended December 31, 2016, encompassing 8,995 transactions consisting of $32.0 billion for real estate brokerage (6,476 transactions), $5.1 billion for financing (1,651 transactions) and $5.2 billion in other transactions, including consulting and advisory services (868 transactions). As of December 31, 2016, the Company had 1,634 investment sales professionals and 103 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended December 31,		Year Ended December 31,
Real Estate Brokerage	2016	2015	2016	2015
Average Number of Investment Sales Professionals	1,594	1,461	1,527	1,428
Average Number of Transactions per Investment Sales Professional	1.05	1.24	4.24	4.43
Average Commission per Transaction	$103,377	$102,883	$102,258	$99,901
Average Commission Rate	2.08%	2.17%	2.07%	2.22%
Average Transaction Size (in thousands)	$4,962	$4,734	$4,935	$4,492
Total Number of Transactions	1,671	1,810	6,476	6,332
Total Sales Volume (in millions)	$8,291	$8,569	$31,962	$28,444

	Three Months Ended December 31,		Year Ended December 31,
Financing	2016	2015	2016	2015
Average Number of Financing Professionals	100	89	98	85
Average Number of Transactions per Financing Professional	4.42	5.24	16.83	18.84
Average Fee per Transaction	$28,719	$26,850	$26,314	$26,582
Average Fee Rate	0.91%	0.82%	0.85%	0.87%
Average Transaction Size (in thousands)	$3,172	$3,265	$3,093	$3,053
Total Number of Transactions	441	466	1,651	1,601
Total Dollar Volume (in millions)	$1,399	$1,522	$5,107	$4,888

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended December 31,
	2016			2015			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	256	$164	$6,771	298	$186	$7,629	(42)	$(22)	$(858)
Private Client Market ($1 - $10 million)	1,253	4,049	116,881	1,348	4,335	129,298	(95)	(286)	(12,417)
Middle Market (>$10 - $20 million)	96	1,315	23,786	107	1,452	27,313	(11)	(137)	(3,527)
Larger Transaction Market (>$20 million)	66	2,763	25,305	57	2,596	21,978	9	167	3,327

	1,671	$8,291	$172,743	1,810	$8,569	$186,218	(139)	$(278)	$(13,475)

	Year Ended December 31,
	2016			2015			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	1,070	$682	$29,217	1,174	$718	$29,971	(104)	$(36)	$(754)
Private Client Market ($1 - $10 million)	4,779	15,274	447,366	4,611	14,898	439,164	168	376	8,202
Middle Market (>$10 - $20 million)	374	5,099	88,568	352	4,776	89,886	22	323	(1,318)
Larger Transaction Market (>$20 million)	253	10,907	97,069	195	8,052	73,553	58	2,855	23,516

	6,476	$31,962	$662,220	6,332	$28,444	$632,574	144	$3,518	$29,646

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	December 31, 2016 (Unaudited)	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$187,371	$96,185
Commissions receivable	4,809	3,342
Prepaid expenses	8,094	7,542
Income tax receivable	1,182	4,049
Marketable securities, available-for-sale	27,454	79,860
Other assets, net	5,102	5,136

Total current assets	234,012	196,114
Prepaid rent	13,285	9,075
Property and equipment, net	16,355	11,579
Marketable securities, available-for-sale	77,475	54,395
Assets held in rabbi trust	7,337	5,661
Deferred tax assets, net	35,571	35,285
Other assets	9,981	9,116

Total assets	$394,016	$321,225

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,133	$9,135
Notes payable to former stockholders	986	939
Deferred compensation and commissions	44,754	34,091
Accrued bonuses and other employee related expenses	22,303	30,846

Total current liabilities	78,176	75,011
Deferred compensation and commissions	44,455	43,678
Notes payable to former stockholders	8,686	9,671
Deferred rent and other liabilities	3,845	3,875

Total liabilities	135,162	132,235

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2016, and 2015, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 37,882,266 and 37,396,456 at December 31, 2016, and 2015, respectively	4	4
Additional paid-in capital	85,445	80,591
Stock notes receivable from employees	(4)	(4)
Retained earnings	172,599	107,942
Accumulated other comprehensive income	810	457

Total stockholders’ equity	258,854	188,990

Total liabilities and stockholders’ equity	$394,016	$321,225

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized (losses) gains on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income	$17,174	$19,949	$64,657	$66,350
Adjustments:
Interest income and other (1)	(516)	(376)	(1,761)	(1,373)
Interest expense	378	377	1,533	1,726
Provision for income taxes	10,921	14,024	42,445	47,018
Depreciation and amortization	1,223	916	4,387	3,305
Stock-based compensation	2,102	364	7,035	7,114

Adjusted EBITDA(2)	$31,282	$35,254	$118,296	$124,140

(1)	Other for the three months ended December 31, 2016 and 2015 includes $(2) and $2 of net realized (losses) gains on marketable securities, available-for-sale and cash and cash equivalents. Other for the years ended December 31, 2016 and 2015 includes $(121) and $132 of net realized (losses) gains on marketable securities, available-for-sale and cash and cash equivalents.
(2)	The decrease in Adjusted EBITDA for the three and twelve months ended December 31, 2016 compared to 2015 is primarily due to a higher proportion of operating expenses compared to revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment: transactions with values $20 million and above

Certain Adjusted Metrics

Real Estate Brokerage

During the year ended December 31, 2016, we closed a large transaction in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding this transaction:

	Year Ended December 31, 2016
	(actual)	(as adjusted)
Total Sales Volume Growth	12.4%	10.6%
Average Commission Rate Growth	(6.8)%	(5.7)%
Average Transaction Size Growth	9.9%	8.2%